UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 1, 2006

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Lifestream Technologies, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	0-29058	82-0487965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

570 S. Clearwater Loop, Building 1000, Suite D, Post Falls, ID 83854

(Address of principal executive offices) (Zip Code)

208-457-9409

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.

Entry into a Material Definitive Agreement.

ITEM 2.04.

Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 3, 2006, the Company was advised by RAB Special Situations (Master) Fund Limited, as assignee of RAB Special Situations LP (“RAB”), that, at this time, RAB would not enforce its default remedies against the Company arising as a result of the Company’s failure to pay the sum of $3,369,740 under one promissory note and one convertible term note (collectively, the “{Notes”), each of which became due and payable on February 1, 2006.  RAB and the Company are currently engaged in discussions designed to restructure the terms of the Notes and other notes payable to RAB that remain outstanding.  RAB has indicated that its forbearance would remain in effect until the earlier of the date on which the Notes and the other notes are restructured or the parties’ failure to reach terms on restructuring.

Absent RAB’s forbearance, the Notes provide that the Company’s failure to make the required payments of principal on the February 1, 2006 maturity date causes the entire principal amounts of the Notes to become immediately due and payable.  The Company’s obligations under that certain loan and security agreement relating to the promissory note are collateralized by a security interest in all of the Company’s assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFESTREAM TECHNOLOGIES, INC.

By:	/s/ CHRISTOPHER MAUS
Christopher Maus Chairman, President and CEO

Date:  February 6, 2006